Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-284601 on Form N-2 of our report dated March 13, 2026 relating to the consolidated financial statements of Blackstone Private Credit Fund and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of Blackstone Private Credit Fund for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 13, 2026